EXHIBIT 5.1

Our ref	JPT/638913/2388478v2
Direct tel	+ (852) 2971 3014
Email	john.trehey@maplesandcalder.com

By Courier

Origin Agritech Limited
Kingston Chambers
P.O. Box 173
Road Town
Tortola
British Virgin Islands

14 March 2008

Dear Sirs

Origin Agritech Limited (the "Company")

We have acted as counsel as to British Virgin Islands law to the Company in connection with the validity of the issuance of up to 3,478,260 ordinary shares or such greater number of ordinary shares as may be issuable by the Company upon conversion of the Company’s 1.0% guaranteed senior secured convertible notes due 2012 in accordance with the terms of the indenture as referred to in the Registration Statement (the “Shares”).

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	the written resolutions of the board of directors of the Company dated 12 March 2008 (the "Resolutions");

1.2	the Company’s register of members as of 31 December 2007 (the “Register of Members”) (a copy of which is attached as Annexure A);

1.3
a registered agent’s certificate dated 13 March 2008, issued by Maples Finance BVI Limited, the Company’s registered agent, (a copy of which is attached as Annexure B) (the "Registered Agent’s Certificate");

1.4
the public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 12 March 2008 including:

1.4.1	the Company’s Certificate of Incorporation; and

1.4.2	the Company’s Memorandum and Articles of Association;

1.5	the records of proceedings on file with and available for inspection on 12 March 2008 at the British Virgin Islands High Court Registry (the "High Court Registry");

1.6	a certificate from a Director of the Company dated 14 March 2008 (a copy of which is annexed hereto as Annexure C) (the "Director’s Certificate"); and

1.7	the final form of the Form F-3 to the Registration Statement to be filed by the Company with the Securities and Exchange Commission on or around 14 March 2008 (the “Registration Statement”).

2	Assumptions

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. In giving this opinion we have assumed (without further verification) the completeness and accuracy of the Registered Agent’s Certificate and the Director’s Certificate. We have also relied upon the following assumptions, which we have not independently verified:

2.1	copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.2	all signatures, initials and seals are genuine;

2.3	the accuracy and completeness of all factual representations expressed in or implied by the documents we have examined;

2.4
that all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches;

2.5	the Resolutions remain in full force and effect;

2.6	there is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions hereinafter appearing.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1
the Company is a limited liability company registered under the BVI Business Companies Act, 2004 (the "Act"), in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name;

3.2
the Company’s Memorandum of Association states that the Company is authorised to issue 60,000,000 shares in one series of no par value and 1,000,000 preference shares in one series of no par value, and the Register of Members shows that 23,472,910 ordinary shares have been issued. Accordingly, the Company is authorised to issue an additional 36,527,090 ordinary shares and 1,000,000 preference shares;

3.3
upon the passage of the Resolutions, the Shares to be issued by the Company have been duly authorised and upon the Company’s register of members being updated to reflect the shareholding of the Company following the issuance of the Shares and entered as fully paid on the Company’s register of members, the Shares will be validly issued, fully paid and non-assessable;

3.4	as a matter of British Virgin Islands law, the register of members is prima facie evidence of the holders of the legal interests in the shares of the Company;

3.5
based solely on our inspection of the High Court Registry from the date of incorporation of the Company there were no actions or petitions pending against the Company in the High Court of the British Virgin Islands as at the time of our searches on 12 March 2008;

3.6
on the basis of our searches conducted at the Registry of Corporate Affairs and at the High Court Registry, no currently valid order or resolution for the winding-up of the Company and no current notice of appointment of a receiver over the Company, or any of its assets, appears on the records maintained in respect of the Company. It is a requirement that notice of appointment of a receiver be registered with the Registry of Corporate Affairs under section 118 of the Insolvency Act 2003. In addition we refer you to the Registered Agent’s Certificate that states that the registered agent is not aware that any liquidation, dissolution or insolvency proceedings have been commenced against the Company or that a receiver has been appointed over the Company or any of its assets;

3.7	our search at the Registry of Corporate Affairs revealed the existence of a filed register of charges in respect of the Company, a copy of which is attached as Annexure D; and

3.8
service of process in the British Virgin Islands on the Company may be effected by leaving at the registered office of the Company the relevant document to be served. On the basis of our search at the Registry of Corporate Affairs, the registered office of the Company is P.O. Box 173, Kingston Chambers, Road Town, Tortola, British Virgin Islands.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	to maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs;

4.2	the obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands;

4.3
this opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the British Virgin Islands which are in force on the date of this opinion; and

4.4
the register of members of a British Virgin Islands company is regarded as prima facie evidence of any matters which the Act directs or authorises to be inserted there. A third party interest in the Shares would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the headings of “Legal Matters” and “Enforceability of Civil Liabilities” in the Registration Statement. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1993, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

This opinion may be relied upon by the addressees only. It may not be relied upon by any other person except with our prior written consent.

Yours faithfully

/s/ Maples and Calder

Encl